SCHEDULE 14C
                                   (Rule 14c-101)
                   INFORMATION REQUIRED IN INFORMATION STATEMENT
                               SCHEDULE 14C INFORMATION
                  Information Statement Pursuant to Section 14 (c) of the Securities Exchange Act of 1934 (Amendment No. ___ )

Check the appropriate box:

  Preliminary Information Statement   Confidential, for Use of the Commission

                                      Only (as permitted by Rule 14c-5(d)(2))

  Definitive Information Statement
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                               ELSINORE CORPORATION
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                 (Name Of Registrant As Specified In Its Charter)

Payment of Filing Fee (check the appropriate box):

      No fee required.

      Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

         (1) Title of each class of securities to which transaction applies:

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         (2) Aggregate number of securities to which transaction applies:

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         (3) Per unit price or other  underlying  value of transaction  computed pursuant to Exchange Act Rule 0-11.

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         (4) Proposed maximum aggregate value of transaction:

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         (5) Total fee paid:

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      Fee paid previously with preliminary materials.

      Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, other Form or Schedule and the date of its filing.

         (1) Amount Previously Paid:

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         (2) Form, Schedule or Registration Statement No.: 14C

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         (3) Filing Party: Elsinore Corporation

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         (4) Date Filed:  August 17, 1998

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

                              ELSINORE CORPORATION
                               202 Fremont Street
                             Las Vegas, Nevada 89101


                                                                August 21, 1998

Dear Stockholder:

         You are cordially invited to attend the 1998 Annual Meeting of Stockholders of Elsinore Corporation, to be held at 2:00 p.m. on September 22, 1998 at the Kings Pavilion at the Four Queens Hotel and Casino, 202 Fremont Street, Las Vegas, Nevada.

         The business to be conducted at the meeting includes the election of directors, ratification of selection of independent auditors and consideration of any other matters that may properly come before the meeting and any adjournment or postponement thereof.

         It is important that your shares be represented at the Annual Meeting.




                      On behalf of the Board of Directors,

                                          /s/ S. Barton Jacka
                                              S. Barton Jacka
                                              Secretary of Elsinore Corporation

                              ELSINORE CORPORATION
                               202 FREMONT STREET
                             LAS VEGAS, NEVADA 89101

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

         Notice is hereby given that the annual meeting (the "Annual Meeting") of stockholders of Elsinore Corporation, a Nevada corporation (the "Company"), will be held in the Kings Pavilion at the Four Queens Hotel and Casino, 202 Fremont Street, Las Vegas, Nevada, at 2:00 p.m. on September 22, 1998, for the following purposes:

         (a)  To elect three directors;

         (b) To ratify the appointment of KPMG Peat Marwick LLP as independent auditors of the Company for the fiscal year ending December 31, 1998; and

         (c) To transact any other business which may properly come before the Annual Meeting or any adjournment or postponement thereof.

                          WE ARE NOT  ASKING  FOR A  PROXY,
                  AND  YOU ARE  REQUESTED  NOT TO SEND US A PROXY.

         The Board of Directors has fixed August 14, 1998 as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. Accordingly, only holders of record of Common Stock at the close of business on such date shall be entitled to vote at the Annual Meeting and any adjournment or postponement thereof. A list of such stockholders will be available for examination by any stockholder at the Annual Meeting and, for purposes germane to the Annual Meeting, at the office of the Secretary of the Company, 202 Fremont Street, Las Vegas, Nevada, for a period of ten days prior to the Annual Meeting.

         This   information   statement  is  being   mailed  to  the   Company's
stockholders on or about August 21, 1998 by order of the Company's Board of Directors.

         The Officers and Directors of the Company cordially invite you to attend the Annual Meeting.


                                           On behalf of the Board of Directors,

                                           /s/ S. Barton Jacka
                                               S. Barton Jacka
                                               Secretary of Elsinore Corporation

Las Vegas, Nevada, August 21, 1998

                              INFORMATION STATEMENT

         This Information Statement is being furnished on or about August 21, 1998 by the Board of Directors of Elsinore Corporation (the "Company") in connection with the annual meeting (the "Annual Meeting") of the stockholders of the Company to be held at the Four Queens Hotel and Casino, 202 Fremont Street, Las Vegas, Nevada, at 2:00 p.m. on September 22, 1998, and with any adjournment or postponement thereof. The Company's principal executive offices are located at 202 Fremont Street, Las Vegas, Nevada 89101, and its telephone number is
(702) 385-4011.

         The Board of Directors of the Company has fixed August 14, 1998 as the record date for the determination of stockholders entitled to notice and to vote at the Annual Meeting (the "Record Date"). As of Record Date, there were 4,929,313 shares of Common Stock, $.001 par value per share (the "Common Stock"), issued and outstanding and held by approximately 641 holders of record. There are no other outstanding class of stock entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote on all matters submitted to a vote of stockholders. The Company's annual report on Form 10-K (the "Annual Report") to stockholders for the fiscal year ended December 31, 1997, including audited financial statements, is being transmitted to stockholders of record as of the Record Date concurrently. Stockholders are urged to read the Annual Report in its entirety.

         The presence of the holders of a majority of the Company's outstanding shares of Common Stock shall constitute a quorum. The holders of Common Stock are entitled to one vote per share but, in connection with the cumulative voting feature applicable to the election of directors, each stockholder is entitled to as many votes as shall equal the number of shares held by such person at the close of business on the record date multiplied by the number of directors to be elected. A stockholder may cast all of such votes for a single nominee or may apportion such votes among any two or more of them, as he or she sees fit. A stockholder may withhold votes from any or all nominees. Proposals are approved if the number of shares voted in favor exceeds the number voted against. The affirmative vote of a plurality of the shares of Common Stock represented at the Annual Meeting will be necessary for the election of directors. Abstentions will be treated as negative votes cast on a particular matter as well as shares present and represented for purposes of establishing a quorum. If nominee recordholders do not vote on specific issues because they did not receive specific instructions on such issues from the beneficial owners of such shares ("Broker Nonvotes"), such Broker Nonvotes will not be treated as either votes cast or shares present or represented for purposes of establishing a quorum.

          WE ARE NOT  ASKING FOR A PROXY,  AND YOU ARE  REQUESTED
                           NOT TO SEND US A PROXY.

          SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

         Pursuant to the Company's plan of reorganization (the "Plan"), effective as of the close of business on February 28, 1997 (the "Plan Effective Date"), all then outstanding common stock of the Company was cancelled and 4,929,313 shares of Common Stock were issued. 4,646,440 shares of Common Stock was then acquired by certain investment accounts managed by Morgens, Waterfall, Vintiadis and Company, Inc. ("MWV Accounts"). As of August 1, 1998, the beneficial ownership of Common Stock by each person who is known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, is as follows:




Name and Address of Beneficial Owner                                Amount and Nature of               Percent of
                                                                    Beneficial Ownership                  Class

John C. "Bruce"  Waterfall,  who exercises voting and
investment  authority over the Common Stock owned by the
MWV Accounts, as follows (1)(2):
     The Common Fund for Non-Profit
        Organizations                                                             232,322                   4.7
     Morgens Waterfall Income Partners, L.P.                                      130,100                   2.6
     MWV Employee Retirement Plan Group Trust                                      41,818                     *
     Restart Partners, L.P.                                                       813,127                  16.5
     Restart Partners II, L.P.                                                  1,156,964                  23.5
     Restart Partners III, L.P.                                                   803,834                  16.3
     Restart Partners IV, L.P.                                                    506,462                  10.3
     Restart Partners V, L.P.                                                     134,747                   2.7
     Betje Partners                                                               213,736                   4.3
     Phoenix Partners, L.P.                                                       613,330                  12.4
                                                                                  -------                  ----

              Total                                                             4,646,440                  94.3%
                                                                                =========                  ====

----------------------------
*Less than 1% of the outstanding shares.

         In addition to the persons reported in the table, Riviera Gaming Management Corp.-Elsinore ("RGME"), which manages the Four Queens Hotel and Casino, holds warrants to purchase 1,125,000 shares of Common Stock. If RGME were to exercise the warrants, it would become the owner of approximately 18.5% of the outstanding Common Stock. The relevant rules under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), generally provide that a person is deemed the beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days through the exercise of any option, warrant or right. Although the warrants, by their terms, are exercisable at any time, the Company understands that as a condition precedent to such exercise, RGME would have to apply for and obtain the approval of the Nevada Gaming Authorities. The Company is not aware of any such application having been filed by RGME. Furthermore, the Company's understanding is that the timing of the Nevada Gaming Authorities' decisions on any such applications to exercise the warrants would be subject to substantial uncertainty. Accordingly, RGME is not reported in the table as beneficially owning more than 5% of the Common Stock.

         (1) The address for Mr. Waterfall and each of the MWV Accounts is 10 East 50th Street, New York, New York 10022.

         (2) Pursuant to agreements and undertakings with the Nevada State Gaming Board and the Nevada Gaming Commission which were required in order for the Plan to become effective, Mr. Waterfall is the only individual who exercises voting and investment power (including dispositive power) with respect to Common Stock owned by the MWV Accounts. MWV and its affiliates other than Mr. Waterfall are either investment advisors to, or trustees or general partners of, the MWV Accounts. Accordingly, for purposes of the relevant Exchange Act rules, they could also be deemed the beneficial owners of Common Stock held by the MWV Accounts. The possible attribution of such beneficial ownership of Common Stock, expressed in number of shares and percent of the class, to MWV and those affiliates is as follows: MWV -- 446,058 (9.0%); MW Capital, L.L.C. -- 130,100 (2.6%); Prime Group, L.P. -- 813,127 (16.5%); Prime Group II, L.P. -- 1,156,964
(23.5%);  Prime  Group III,  L.P.  -- 803,834  (16.3%);  Prime Group IV, L.P. --
506,462 (10.3%); Prime Group V, L.P. -- 134,747 (2.7%); Prime, Inc. -- 3,415,134
(69.3%);  and  MW  Management,  L.L.C.  --  613,330  (12.4%).  In  view  of  Mr.
Waterfall's possession of sole voting and investment power over the Common Stock on behalf of the MWV Accounts, these entities disclaim beneficial ownership of Common Stock.



Security Ownership of Management

         The following table sets forth, as of August 1, 1998, the beneficial ownership of Common Stock by each of the Company's directors and nominees for director, and by its directors as a group, as such ownership is known by the Company.

                                      Amount and Nature of
Name of Beneficial Owner              Beneficial Ownership      Percent of Class

John C. "Bruce" Waterfall               4,646,440 (1)                      94.3%
Harry C. Hagerty, III                      53,869 (2)                       1.1
S. Barton Jacka                                 0                            *
Jeffrey T. Leeds                                0                            *
Edward M. Nigro                                 0                            *
Directors and executive officers as a
group (5 persons)                       4,700,309 (1)(2)                   95.4

----------------------------
*Less than 1% of the outstanding shares.

         (1) See note (2) to the preceding table discussing beneficial owners of more than 5% of the outstanding Common Stock for information regarding Mr. Waterfall's beneficial ownership.

         (2) Mr. Hagerty is deemed the beneficial owner of 53,869 shares of Common Stock by virtue of his ownership of a corporation which serves as general partner of a limited partnership which owns these shares.

Potential Change in Control

         In the first half of 1997, the Company and Mr. Allen E. Paulson ("Paulson") commenced discussions which culminated in an Agreement and Plan of Merger (the "Merger Agreement"), dated as of September 15, 1997, between Elsinore and entities controlled by Paulson, namely R&E Gaming Corp. ("R&E") and Elsinore Acquisition Sub, Inc. ("EAS"), to acquire by merger (the "Merger") the outstanding Common Stock for $3.16 per share in cash plus an amount of additional consideration in cash equal to the daily portion of the accrual on $3.16 at 9.43% compounded annually, from June 1, 1997 to the date immediately preceding the date such acquisition is consummated. The Merger Agreement provides for EAS to merge into the Company, and the Company to become a wholly owned subsidiary of R&E.

         Contemporaneously with the Merger Agreement, R&E executed an Option and Voting Agreement (the "Option Agreement") with MWV, on behalf of the MWV Accounts which own 94.3% of the outstanding Common Stock. Under certain conditions and circumstances, the Option Agreement provides for, among other things, (i) the grant by the MWV Accounts to R&E of an option to purchase all of their Common Stock; (ii) an obligation by R&E to purchase all of the MWV Accounts' Common Stock, and (iii) the MWV Accounts to vote their Common Stock in favor of the Merger Agreement. The Company's shareholders approved the Merger Agreement at a special meeting of shareholders held on February 4, 1998 (the "Special Meeting").

         Paulson also entered into discussions with Riviera to acquire a controlling interest in that company as well. Riviera owns and operates the Riviera Hotel and Casino in Las Vegas and is the parent corporation of RGME. On September 16, 1997, R&E and Riviera Acquisition Sub, Inc. ("RAS") (another entity controlled by Paulson) entered into an Agreement and Plan of Merger (the "Riviera Merger Agreement") with Riviera, which provides for the merger of RAS into Riviera (the "Riviera Merger"), and for Riviera to become a wholly owned subsidiary of R&E. R&E also entered into an Option and Voting Agreement with certain Riviera shareholders, including MWV acting on behalf of the MWV Accounts, containing terms similar to those described above with respect to the Option Agreement.

         The Merger Agreement contains conditions precedent to consummation of the Merger, including (i) the Option Agreement being in full force and effect and MWV having complied in all respects with the terms thereof, (ii) all necessary approvals from gaming authorities and (iii) consummation of the Riviera Merger.

         A summary of the material terms of the Merger Agreement and a description of the Option Agreement are set forth in "THE MERGER" section of the Information Statement on Schedule 14C filed by Elsinore with the Securities and Exchange Commission (the "SEC") on January 13, 1998 in connection with the Special Meeting, and is incorporated herein by reference.

         The Company received from R&E a notice, dated March 20, 1998, stating that the Merger Agreement was void and unenforceable against R&E and EAS or, alternatively, R&E and EAS intended to terminate the Merger Agreement. The Company has denied allegations made by R&E and EAS and asked that R&E complete the Merger. Thereafter, in April 1998, Paulson, R&E, EAS and certain other entities filed a law suit against eleven defendants, including the Company and MWV. On July 13, 1998, the Company filed a motion to dismiss certain of the claims alleged in the lawsuit as amended.

         A change in control of the Company would result if the Merger were consummated or if the Common Stock held by the MWV Accounts were acquired by R&E pursuant to the Option Agreement. Upon the occurrence of either event, the Company would be controlled by R&E, which, in turn, is controlled by Paulson.


                              ELECTION OF DIRECTORS

         At the Annual Meeting, three directors will be elected to serve until the next annual meeting of the stockholders or until their respective successors have been duly elected and qualified. The Board of Directors has nominated John
C. "Bruce" Waterfall, S. Barton Jacka and Jeffrey T. Leeds for election at the Annual Meeting. The Board of Directors knows of no reason why any of the nominees would be unable or unwilling to serve.

The Board of Directors unanimously recommends a vote FOR all nominees listed below.


Nominees for Director

         The following table sets forth the names, ages and positions of each person who is a director or a nominee for director of the Company as of the Record Date. A summary of the background and experience of each of these individuals is set forth after the table. As of the Record Date, the Company did not have any executive officer who was not also a director of the Company.



Name                                Age       Position

John C. "Bruce" Waterfall           60        Chairman of the Board

Jeffrey T. Leeds                    42        President, Chief Executive Officer
                                              and Director

S. Barton Jacka                     61        Treasurer, Secretary and Director

         Each person listed above assumed his position with the Company on the Plan Effective Date pursuant to the Plan. The term of each of the directors named above will expire at the Annual Meeting. Messrs. Edward Nigro and Harry Hagerty have declined to stand for reelection. The Board has been reduced in size to consist of three directors following the Annual Meeting.

        John C. "Bruce" Waterfall. Mr. Waterfall has been a professional money manager and analyst for the past 29 years with MWV, of which he is President and a co-founder. Certain investment accounts managed by MWV own 94.3% of the outstanding Common Stock, and Mr. Waterfall exercises sole voting and investment authority over that Common Stock. Mr. Waterfall also serves as a director of Darling International, Inc., a publicly reporting company under the Exchange Act.

         Jeffrey T. Leeds. Since 1993, Mr. Leeds has been President of Leeds Group, Inc., a private investment banking firm which he co-founded. Mr. Leeds is also a Principal of Advance Capital Management, LLC, a private equity firm which he formed in 1995. Mr. Leeds also serves as a director of Alarmguard Holdings, Inc., a publicly reporting company under the Exchange Act.

         S. Barton Jacka. Mr. Jacka is a gaming consultant and serves as chairman of the gaming compliance committees of two other publicly held companies licensed by the Nevada Gaming Authorities. From 1993 to 1996, Mr. Jacka was with Bally Gaming, Inc. and Bally Gaming International, Inc., first as Director of Government Affairs and Gaming Compliance and later as Vice President. Mr. Jacka retired from the position of Chairman of the Nevada State Gaming Control Board, a position he held from 1985 to 1987, prior to entering the private sector.

Committees and Meetings

         The Board of Directors currently has an Audit Committee and Compensation Committee The membership of such committees is determined from time to time by the Board of Directors. Currently, the Audit Committee consists of Messrs. Waterfall, Leeds, Jacka, Nigro and Haggerty. Prior to the Plan Effective Date, the Compensation Committee consisted of then Chairman of the Board Frank Burrell and then directors Howard Carlson and Robert McKerroll.

         During 1997, prior to the Plan Effective Date, the functions of the Compensation Committee were to establish the salaries of the Company's executive officers, to exercise the authority of the Board of Directors concerning the Company's benefits plan, to administer the Company's stock option plans, to make recommendations to the Board of Directors concerning salary increases and bonus awards for the Company's executives, including the Chairman of the Board and the President/Chief Executive Officer, and to advise the Board of Directors on other compensation and benefits matters. Since the current directors and executive officers assumed their positions on the Plan Effective Date, the full Board of Directors has made all decisions regarding executive officer compensation.

         The functions of the Audit Committee include reviewing the independence of the independent auditors, recommending to the Board of Directors the engagement and discharge of independent auditors, reviewing with the independent auditors the plan and results of auditing engagements, approving or ratifying each material professional service provided by independent auditors, considering the range of audit and non-audit fees, reviewing the scope and results of the Company's procedures for internal auditing and the adequacy of internal accounting controls and directing and supervising special investigations.

         In 1997, the Board of Directors held five meetings and took action by written consent 11 times, the Audit Committee held two meetings, and the Compensation Committee had no meetings. Except for Mr. Leeds, each director attended more than 75% of the aggregate number of meetings of the Board and the committees on which he served in 1997.

Compensation of Directors

         Current Board of Directors. Mr. Waterfall receives no compensation from the Company for serving as Chairman of the Board and attending Board of Directors meetings. Each of the other directors receives an annual fee of $25,000 in consideration of his attendance at each quarterly Board of Directors meeting plus $1,000 for each additional meeting (other than meetings by telephone conference) at which his attendance is required. All directors receive reimbursement for reasonable expenses incurred in attending each meeting of the Board of Directors. Jeffrey T. Leeds and S. Barton Jacka also receive $10,000 per year in consideration of serving as executive officers of the Company.

         The Company has approved in principle the payment of an additional fee to Directors Leeds and Nigro for serving on the Special Committee which the Board of Directors appointed to consider, and to make recommendations to the Board of Directors concerning, the proposed Merger Agreement. The amount of such compensation has not yet been fixed. The Company approved in principle the fee payment and the two directors agreed to serve on the Special Committee based on the mutual understanding that the compensation would not be based on the conclusions reached by the Special Committee or by the full Board of Directors or on whether the Merger is ultimately consummated.

         Board of Directors Prior to the Effective Date. An annual fee of $25,000, prorated on a monthly basis, was payable to each former non-employee director of the Company. In 1997 prior to the Plan Effective Date, they each received two monthly fee payments. Annual fees, prorated on a monthly basis, were also paid to former directors for service on Board of Directors committees, as follows: Executive - $12,000; Nominating - $2,500; Compensation - $2,500 ($5,000 for Chairman); Audit - $2,500; and Finance - $6,000. In 1997, prior to the Plan Effective Date, each committee member received two monthly payments of these respective annual fees. In addition, the directors were reimbursed for out-of-pocket expenses incurred in connection with attendance at board and committee meetings.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

         Based solely upon a review of Forms 3, 4 and 5, furnished to the Company pursuant to Exchange Act Rule 16a-3(e) during fiscal year 1997, a Form 3 was filed later than the due date by the Company's directors other than Mr. Waterfall. The Form 3 filed by Mr. Hagerty reports his acquisition of Common Stock on the Plan Effective Date. Each Form 3 filed by Directors Leeds, Jacka and Nigro reports no ownership of Common Stock.

Certain Relationships and Related Transactions

         Chairman of the Board Waterfall is President and a principal shareholder of Morgens, Waterfall, Vintiades and Company, Inc., which manages the MWV Accounts. Since the Plan Effective Date, the MWV Accounts have beneficially owned 94.3% of the Common Stock and $29,104,000 principal amount of the New Second Mortgage Notes.

         RGME manages the Four Queens Hotel and Casino under a management agreement with Four Queens, Inc. ("Four Queens") in accordance with the terms of the Plan (the "Management Agreement"). In connection with RGME's management, RGME's principal officer also serves, at the request of the Company, as the sole director and officer of Four Queens on a non-salaried basis and is excluded from performing policy-making functions for the Company. Riviera is also a party to an agreement with R&E providing for the Riviera Merger. Effectiveness of the Riviera Merger is a condition precedent to the Merger. Upon any consummation of the Merger, RGME would be entitled to certain payments under the Management Agreement. (See "Potential Change in Control.") The Management Agreement was negotiated and went into effect before R&E or any of its affiliates entered into negotiations with Riviera or Elsinore concerning the Merger, the Riviera Merger, the Option Agreement or the Riviera Option Agreement.

         Under the Merger Agreement, Elsinore agreed to obtain a third-party insurance policy covering Elsinore's directors and officers for acts or failures to act prior to the effectiveness of the Merger and having substantially the same coverage and deductions as Elsinore's directors' and officers' liability insurance policy as in effect on July 1, 1997; provided, that the cost of such policy shall not exceed $150,000. Due to the current litigation relating to the Merger Agreement, no such policy has been purchased to date.

                                                   EXECUTIVE COMPENSATION


         The following table sets forth certain summary information concerning compensation paid by the Company to each person who served as Chief Executive Officer during any part of the year ended December 31, 1997. No person who held any other executive officer position during any part of 1997 received a total annual salary and bonus in excess of $100,000 in such year.



                                          Annual Compensation                         Long Term Compensation Awards
                                    ------------------------------                   --------------------------------

                                                                                     Securities          All Other
Name and Principal Position                                                          Underlying         Compensation
---------------------------        Year       Salary ($)         Bonus($)            Options (#)            ($)
                                   ----       ----------         --------            -----------            ---

Jeffrey T. Leeds                   1997           35,000              -0-               -0-                -0-
    President and Chief            1996               -0-             -0-               -0-                -0-
    Executive Officer (1)          1995               -0-             -0-               -0-                -0-

Thomas E. Martin                   1997            7,583              -0-               -0-            60,000(3)
    President and Chief            1996          540,683 (3)          -0-               -0-               672(4)
    Executive Officer (2)          1995          343,344              -0-               -0-             2,310(4)

(1) Mr. Leeds assumed his positions on the Plan Effective Date.

(2) Mr. Martin resigned from his positions, effective as of the Plan Effective Date.

(3) In 1996 Mr. Martin was given a severance of one year's annual salary of $360,000. (See "Employment Contracts and Termination of Employment and Change-in Control Arrangements" below.) In 1997 Mr. Martin received the last $60,000 installment of that severance payment.

(4) These amounts represent matching contributions under the Company's 401(k) Plan.

Stock Options and Similar Rights

         The Company granted no stock options or stock appreciation rights (collectively, "Stock Rights") during 1997 nor were any Stock Rights exercised in 1997. As of the Plan Effective Date, all previously outstanding Stock Rights were canceled and thus none were outstanding on December 31, 1997.

          Employment Contracts and Termination of Employment and Change-in-Control Arrangements

        In March 1993, the Company under its former management adopted an Amended and Restated Senior Executive Severance Plan (the "Severance Plan"). At the time of, and pursuant to, adoption of the Severance Plan, the Company entered into severance agreements with then Chairman of the Board Frank L. Burrell, Jr. and then President and Chief Executive Officer Thomas E. Martin. Under such agreements, these two officers were to receive an amount equal to two times their respective annual salaries, in each case, 30 days after termination (subject to certain limitations) if such termination occurred within two years after a change in control of the Company. The Severance Plan also provided that a covered officer may "put" to the Company any stock options theretofore granted to him under the Company's option plans in return for cash payments equal to the difference (if greater than zero) between the "fair market value" (as defined in the relevant option plan) and the exercise price per share of such options. Pursuant to the Plan, Mr. Burrell's and Mr. Martin's severance agreements, as modified by the U.S. Bankruptcy Court, were assumed by the Company. Those agreements provided for severance payments of $240,000 and $360,000 to Messrs. Burrell and Martin, respectively, to be paid over six months commencing on August 12, 1996.

Compensation Committee Interlocks and Insider Participation

         During 1997, prior to the Plan Effective Date, the Company had a Compensation Committee consisting of Chairman of the Board Burrell (who received compensation as an executive officer), Director Howard Carlson and Director Robert McKerroll. Since the current directors and executive officers assumed their positions on the Plan Effective Date, the full Board of Directors has made all decisions regarding executive officer compensation. Messrs. Leeds and Jacka receive compensation as executive officers and are members of the Board of Directors. (See "Election of Directors - Committees and Meetings".)


               BOARD OF DIRECTORS REPORT ON EXECUTIVE COMPENSATION

         Prior to the Plan Effective Date, the Compensation Committee established the salaries and other compensation of the Company's executive officers. The Company's fundamental philosophy and policy was to provide a total compensation program that would enable the Company to attract, retain and motivate the high-caliber management team needed to achieve the Company's long term objectives. In determining executive base salary, the Company considered such factors as the compensation of similarly positioned executive officers of other similarly sized companies in the gaming and hospitality industry, the Company's performance, and the executive's departmental and personal performance. No stock options or stock appreciation rights were granted to or exercised by executive officers in 1997.

         Since the Plan Effective Date, Messrs. Leeds and Jacka have been the only executive officers of the Company. The Board of Directors has established minimal stipends for Messrs. Leeds and Jacka, in light of the Company's financial position, and determined the salary of the former General Manager of the Four Queens. The Board of Directors has delegated all other compensation decisions to RGME. Pursuant to RGME's Management Agreement, in the event compensation in excess of $125,000 is granted to any employee, such compensation must be approved by the Board of Directors. No employee was been given a salary in excess of such amount in 1997.

Chief Executive Compensation

         Thomas Martin received, on a pro rata basis, a base salary for his services as President and Chief Executive Officer of the Company in 1997 prior to the Plan Effective Date, at which time Mr. Martin resigned from such offices. In addition to his base salary, Mr. Martin received the final installment of his severance pay, as set in the Severance Plan and as adjusted by the United States Bankruptcy Court. (See "Employment Contracts and Termination of Employment and Change-in-Control Arrangements.")

         Jeffrey Leeds received compensation for serving as President and Chief Executive Officer of the Company in 1997 after the Plan Effective Date in the amount of $10,000. Such amount was determined primarily based on the Company's financial position.

                                          BOARD OF DIRECTORS
                                          John C. "Bruce" Waterfall, Chairman
                                          Jeffrey T. Leeds
                                          S. Barton Jacka
                                          Edward M. Nigro
                                          Harry C. Haggerty, III

                                PERFORMANCE GRAPH

         The following graph compares the annual change in the cumulative total return, assuming reinvestment of dividends, if any, on the Company's Common Stock with the annual change in the cumulative total returns of the Nasdaq Stock Market (U.S. Companies), the American Stock Exchange Index (U.S. Companies) (the "AMEX Index") and the Nasdaq Amusement and Recreation Services Index (the "Nasdaq 79xx"), which the Company considers to be its industry peer group. Nasdaq 79xx is comprised of companies whose stock is traded on the Nasdaq National Market and which have a standard industry classification within 7900-7999. The graph assumes an investment of $100 on February 28, 1997, in each of the stocks comprising the Nasdaq Stock Market, the AMEX Index and the Nasdaq 79xx. Data as to the Company's trading price is based solely on reported activity on the Nasdaq Bulletin Board. The graph lines merely connect the prices on the dates indicated and do not reflect fluctuation between the dates.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN FOR ELSINORE CORPORATION, NASDAQ STOCK MARKET (U.S. COMPANIES) INDEX, AMEX INDEX AND NASDAQ 79XX

































------------------------------------------------------------ -------------------
              CRP TOTAL RETURNS INDEX FOR:          2/28/97             12/31/97
------------------------------------------------------------ -------------------
Nasdaq Stock Market (U.S. Companies)                100.00               121.3
------------------------------------------------------------ -------------------
AMEX Stock Market (U.S. Companies)                  100.00               120.0
------------------------------------------------------------ -------------------
Nasdaq Stocks (SIC 7900-7999 U.S. Companies)        100.00               115.6
amusement and recreation services
------------------------------------------------------------ -------------------
Company Common Stock                                100.00              1406.25
------------------------------------------------------------ -------------------

         The trading market for the Common Stock is extremely thin. The MWV Accounts own 94.3% of the outstanding Common Stock, which they acquired pursuant to the Plan, and they have not bought or sold any Common Stock since the Plan became effective. In view of the lack of an organized or established trading market for the Common Stock, the extreme thinness of whatever trading market may exist, the limited number of shares that are not held by the MWV Accounts, and the current litigation relating to the Merger Agreement, the prices reflected on the chart as reported on the Nasdaq Bulletin Board may not be indicative of the price at which any prior or future transactions were or may be effected in the Common Stock. Stockholders are cautioned against drawing any conclusions from the data contained herein, as past results are not necessarily indicative of future stock performance. The Performance Graph in no way reflects the Company's forecast of future stock price performance.

         THE FOREGOING REPORT OF THE BOARD OF DIRECTORS AS TO EXECUTIVE COMPENSATION AND THE PERFORMANCE GRAPH THAT APPEARS IMMEDIATELY ABOVE SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE FILED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934, OR INCORPORATED BY REFERENCE IN ANY DOCUMENT SO FILED.

                        SELECTION OF INDEPENDENT AUDITORS

         The Board of Directors has re-appointed KPMG Peat Marwick LLP as the Company's independent auditors for the fiscal year ending December 31, 1998, subject to ratification by the stockholders. KPMG Peat Marwick LLP has served as the independent auditors of the Company for the past five years and is familiar with the affairs and financial condition of the Company. If the stockholders do not ratify this appointment, the Board of Directors will consider the appointment of other independent auditors. A representative of KPMG Peat Marwick LLP is expected to be present at the meeting and will have the opportunity to make a statement if such representative so desires, and will be available to respond to appropriate questions.

The Board of Directors unanimously recommends a vote FOR ratification of the re-appointment of KPMG Peat Marwick LLP.

                       1999 ANNUAL MEETING OF STOCKHOLDERS

         Stockholders who may wish to present proposals for inclusion in the Company's proxy materials in connection with the 1999 Annual Meeting of Stockholders must submit such proposals in writing to the Company's Secretary at the address shown at the top of page 2 not later than April 23, 1999. In addition, to be properly considered at the 1999 Annual Meeting of Stockholders, notice of any stockholder proposals must be given to the Secretary in writing not less than 60 nor more than 90 days prior to the meeting; provided, that in the event that less than 70 days notice of the meeting date is given to stockholders, proposals must be received not later than the close of business on the tenth day following the day on which notice of the annual meeting date was mailed or publicly disclosed. A stockholder's notice to the Secretary must set forth for each matter proposed to be brought before the annual meeting (a) a brief description of the matter the stockholder proposes to bring before the annual meeting, (b) the name and home address of the stockholder proposing such business, (c) the class and number of shares of Common Stock beneficially owned by such stockholder, and (d) any financial interest of such stockholder in such business.

                                  OTHER MATTERS

         The Board of Directors does not intend to present or knows of any other business which will be presented for consideration at the Annual Meeting.

         COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1997 AS FILED WITH THE SEC WILL BE PROVIDED TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY AT 202 FREMONT STREET, LAS VEGAS, NEVADA 89101.

                                         By Order of the Board of Directors

Las Vegas, Nevada
August 21, 1998